EXHIBIT 99.1

FOR IMMEDIATE RELEASE

VeraSun Energy Corporation Announces Fourth Quarter

and Year-End 2007 Financial Results

Financial Highlights

•	Total revenues

•	Revenues increased to $848.3 million for 2007, a 52% increase from 2006

•	Revenues for Q4 were $312.4 million, a 113% increase from Q4 2006

•	Diluted earnings per share (EPS)

•	Diluted EPS for 2007 were $0.31

•	Diluted EPS for Q4 were $0.04

•	Net income

•	Net income for the year was $26.6 million

•	Net income for the quarter was $4.0 million , or 1% of Q4 revenues

•	Cash on hand and short-term investments

•	Cash on hand and short term investments of $154.1 million at December 31, 2007

•	EBITDA

•	EBITDA for 2007 was $90.4 million

•	EBITDA for Q4 was $31.1 million, or 10% of Q4 2007 revenues

Brookings, S.D., March 11, 2008 – VeraSun Energy Corporation (NYSE: VSE), a leading producer of ethanol, today announced its financial results for the three months and year ended December 31, 2007.

“We are pleased to announce a solid quarter and year. Fiscal year 2007 included significant milestones for the Company as we recorded more than $848 million of revenues in our fifth year of operations. We significantly increased our production capacity while improving operating efficiencies,” said Don Endres, CEO and Chairman of VeraSun. “Our operating performance and safety record have been exceptional. In the fourth quarter, we produced 142.1 million gallons and sold 134.4 million gallons of ethanol – our highest level of output to date with an average production rate of over 105% of nameplate capacity for the year,” said Endres. “During 2007, we positioned the company to be one of the largest and low cost producers in 2007 and we remain confident that a strong foundation has been laid for our continued leadership in the biofuels industry.”

Fourth Quarter 2007 Financial Highlights

Total revenues, which includes revenue from the sale of ethanol, distillers grains and VE85™, increased by $165.9 million, or 113%, to $312.4 million for the three months ended December 31, 2007 from $146.5 million for the three months ended December 31, 2006. The increase in total revenues was primarily the result of a 131% increase in ethanol volume sold, partially offset by a decrease in average ethanol prices of $0.30 per gallon, or 14%, compared to the three months ended December 31, 2006. Ethanol production increased by 82.5 million gallons, or 138%, as a result of the added capacity from bringing the Charles City, Iowa, facility on-line in April, the Linden, Indiana facility on-line in August and the Albion, Nebraska facility on-line in October.

Net sales from ethanol increased $125.6 million, or 99%, to $251.5 million for the three months ended December 31, 2007 from $125.9 million for the three months ended December 31, 2006. The impact of increased volume, primarily from the additional Charles City and Linden capacity, was $165.4 million, partially offset by a $39.8 million reduction due to lower prices. The average price of ethanol sold was $1.87 per gallon for the three months ended December 31, 2007 compared to $2.17 per gallon for the three months ended December 31, 2006.

Net sales from co-products increased $36.5 million, or 202%, to $54.6 million for the three months ended December 31, 2007 from $18.1 million for the three months ended December 31, 2006. The impact of increased volume from the additional Charles City, Linden, and Albion capacity was $26.4 million and the impact of higher prices was $10.1 million.

Net sales of VE85TM, our branded E85 product, increased $3.0 million, or 166%, to $4.8 million for the three months ended December 31, 2007 from $1.8 million for the three months ended December 31, 2006, primarily due to a 17% increase in the number of retail outlets selling our product.

Gross profit decreased $10.0 million to $30.8 million for the three months ended December 31, 2007 from $40.8 million for the three months ended December 31, 2006. The decrease in gross profit was primarily due to higher corn costs and lower ethanol prices, partially offset by an increase in ethanol volume produced in the 2007 period compared to the 2006 period.

Fiscal Year 2007 Financial Highlights:

Revenues grew to $848.3 million for the year, an increase of $290.5 million, or 52% from 2006. This growth was driven by an increase in ethanol volume sold of 128.6 million gallons.

Net income for the year was $26.6 million. Diluted EPS was $0.31 for 2007. EBITDA was $90.4 million. In 2006, net income for the year was $75.7 million, diluted EPS was $1.03 and EBITDA was $177.6 million.

Operational Highlights:

During 2007, the Company experienced growth in production volume primarily due to its Charles City, Iowa facility successful start-up in April, the start-up of its Linden, Indiana facility in August and the start-up of Albion, Nebraska in October. Total ethanol sales increased to 134.4 million gallons during the fourth quarter of 2007, a 131% increase in sales from the fourth quarter of 2006.

The Company began construction on its facilities in Welcome, Minnesota, and Hartley, Iowa and expects to begin start-up operations at both plants by the end of the second quarter of 2008. The Company expects to start-up the Bloomingburg, Ohio plant by the end of the first quarter of 2008.

The Company will host a live conference call and webcast at 9:00 AM CST / 10:00 AM EST, Wednesday, March 12, 2008. To listen to the conference call by phone, domestic callers may dial 888-680-0869 and enter access code 37019078. International callers may dial 617-213-4854 and enter access code 37019078. A live webcast can be accessed on VeraSun’s Web site at www.verasun.com, on the Investor page. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PFYUMAXUA. Pre-registrants will be issued a pin number to use when dialing into the live call.

A replay will be available beginning approximately one hour after conclusion of the call and ending on March 27, 2008. To access the replay, domestic callers may dial 888-286-8010 and enter access code 96576880. International callers may access the replay by dialing 617-801-6888 and entering access code 96576880. The webcast will be archived after conclusion of the call until March 27, 2008.

About VeraSun Energy Corporation

VeraSun Energy Corporation (NYSE: VSE), headquartered in Brookings, S.D., is a leading producer of renewable fuel. Founded in 2001, the company has 560 million gallons per year (MMGY) of production capacity through five operating ethanol production facilities in Aurora, S.D., Fort Dodge and Charles City, Iowa, Linden, Ind., and Albion, Neb. Four facilities are currently either under construction or development in Hartley, Iowa, Welcome, Minn., Reynolds, Ind., and Bloomingburg, Ohio. Upon completion of the new facilities, VeraSun Energy will have an annual production capacity of approximately one billion gallons. The company also has begun construction at its Aurora facility to extract oil from dried distillers grains, a co-product of the ethanol process, for use in biodiesel production.

VeraSun markets E85, a blend of 85 percent ethanol and 15 percent gasoline for use in Flexible Fuel Vehicles (FFVs), directly to fuel retailers under the brand VE85™. VeraSun Energy now has approximately 150 VE85™ retail locations under contract in more than fifteen states and Washington, D.C. For more information, please visit VeraSun Energy’s websites at www.verasun.com or www.VE85.com.

Forward-Looking Statements:

Certain statements in this release, and other written or oral statements made by or on behalf of us, are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s expectations, anticipations, beliefs, plans, targets, estimates, or projections and similar expressions relating to the future, are forward-looking statements within the meaning of these laws. These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements. We disclaim any duty to update any forward-looking statements. Some of the factors that may cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements include the volatility and uncertainty of corn, natural gas, ethanol and unleaded gasoline prices; the completion and results of our pending merger with US BioEnergy; our ability to develop an oil extraction business; the results of our recently acquired facilities; the results of our hedging transactions and other risk mitigation strategies; operational disruptions at our facilities; our ability to implement our expansion strategy as planned or at all; our ability to locate and integrate potential future acquisitions; development of infrastructure related to the sale and distribution of ethanol; our limited operating history; excess production capacity in our industry; our ability to compete effectively in our industry; our ability to implement a marketing and sales network for our ethanol; changes in or elimination of governmental laws, tariffs, trade or other controls or enforcement practices; environmental, health and safety laws, regulations and liabilities; our reliance on key management personnel; future technological advances; limitations and restrictions contained in the instruments and agreements governing our indebtedness; our ability to raise additional capital and secure additional financing; and costs of construction and equipment, as more fully described in the “Risk Factors” section of our annual report on Form 10-K for the year ended December 31, 2007.

Additional Information

In connection with the proposed transaction between VeraSun and US BioEnergy, VeraSun has filed with the SEC a registration statement on Form S-4 containing a definitive joint proxy statement of VeraSun and US BioEnergy that also constitutes a prospectus of VeraSun, which was mailed to the shareholders of VeraSun and US BioEnergy. SHAREHOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS, AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT VERASUN, US BIOENERGY AND THE PROPOSED TRANSACTION. The joint proxy statement/prospectus and other documents relating to the proposed transaction (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov. These documents (when they are available) can also be obtained free of charge from VeraSun upon written request to VeraSun Energy Corporation, Attention: Investor Relations, 100 22nd Avenue, Brookings, South Dakota 57006, or by calling 605-696-7236, or from US BioEnergy, upon written request to US BioEnergy Corporation, Attention: Investor Relations, 5500 Cenex Drive, Inver Grove Heights, Minnesota 55077, or by calling 651-554-5491

VeraSun Contacts:

Investors:

Patty Dickerson

605-696-7236

pdickerson@verasun.com

Media:

Mike Lockrem

605-696-7527

mlockrem@verasun.com

VERASUN ENERGY CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Years Ended December 31,				Three Months Ended December 31,
	2007		2006		2007		2006
					(unaudited)		(unaudited)
			(dollars in thousands)		(dollars in thousands)
Total revenues	$848,281	100.0%	$557,817	100.0%	$312,347	100.0%	$146,498	100.0%
Cost of goods sold	752,382	88.7	365,139	65.5	281,571	90.1	105,697	72.1

Gross profit	95,899	11.3	192,678	34.5	30,776	9.9	40,801	27.9
Selling, general and administrative expenses	42,480	5.0	41,060	7.4	11,012	3.5	7,454	5.1

Operating income	53,419	6.3	151,618	27.1	19,764	6.4	33,347	22.8
Other income (expense), net	(16,464)	(1.9)	(21,541)	(3.9)	(10,983)	-3.5	1,325	0.9

Income before income taxes and minority interest	36,955	4.4	130,077	23.2	8,781	2.8	34,672	23.7
Income tax provision	10,348	1.2	54,350	9.7	4,791	1.5	13,233	9.0

Income before minority interest	26,607	3.2	75,727	13.5	3,990	1.4	21,439	14.7
Minority interest in net loss (income) of subsidiary	—	—	—	—	—	—	—	—

Net income	$26,607	3.2%	$75,727	13.5%	$3,990	1.4%	$21,439	14.7%

Per Share data:
Income per common share – basic		$0.32		$1.09		$0.04		$0.29
Basic weighted average number of common shares		82,659,352		69,328,436		92,313,267		74,965,021
Income per common share - diluted		$0.31		$1.03		0.04		$0.27
Diluted weighted average number of common and common equivalent shares		86,236,442		73,779,278		94,952,762		80,380,362

The following table sets forth other key data for the periods presented (in thousands, except per unit data):

	Year Ended December 31,			Three Months Ended December 31,
	2007	2006	2005	2007	2006
	(in thousands, except per unit data)			(unaudited)
Other financial data:
Net cash provided by (used in) operating activities	$39,047	$97,264	$(2,515)	$(34,599)	$(20,108)

Other non-GAAP financial performance data:
EBITDA (3)	$90,359	$177,615	$29,880	$31,118	$40,537

Operating data:
Ethanol sold (gallons)	353,133	224,520	126,346	134,444	58,103
Average gross price of ethanol sold (dollars per gallon) (5)	$1.99	$2.18	$1.59	$1.87	$2.17
Average corn cost per bushel	3.60	2.16	2.12	3.61	2.52
Average natural gas cost per MMBTU	7.16	8.39	9.12	7.12	8.51
Average dry distillers grains price per ton	104.81	86.04	87.00	126.09	95.00

The following table reconciles our EBITDA to net income for the periods presented (dollars in thousands):

	Year Ended December 31,			Three Months Ended December 31,
	2007	2006	2005	2007	2006
	(in thousands)			(unaudited)	(unaudited)
Net income	$26,607	$75,727	$253	$3,990	$21,439
Depreciation	20,028	9,667	5,692	8,908	2,502
Interest expense	33,376	37,871	23,353	13,429	3,363
Income tax provision	10,348	54,350	582	4,791	13,233

EBITDA	$90,359	$177,615	$29,880	$31,118	$40,537

VERASUN ENERGY CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

	2007	2006
	(dollars in thousands)
Cash Flows from Operating Activities
Net income	$26,607	$75,727
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	19,586	9,667
Amortization	2,427	1,141
Accretion of deferred revenue	(95)	(96)
Minority interest in net loss of subsidiary	—	—
Debt issuance costs and debt discount expensed on extinguishment of debt	—	—
Change in fair value of convertible put warrant	—	19,670
Change in derivative financial instruments	1,203	(3,402)
Deferred income taxes	26,146	16,124
(Gain) loss on disposal of equipment	(82)	103
Stock-based compensation expense	5,733	22,452
Excess tax benefits from share-based payment arrangements	(8,480)	(1,320)
Change in other long-term liabilities	1,395	—
Changes in current assets and liabilities, net of affects of business acquisition:
(Increase) decrease in:
Receivables	(19,100)	(33,886)
Inventories	(65,583)	(19,758)
Prepaid expenses	(28,640)	424
Increase (decrease) in:
Accounts payable	72,344	9,448
Accrued expenses	5,586	970

Net cash provided by (used in) operating activities	39,047	97,264

Cash Flows from Investing Activities
Payments for investments in short-term investments	(617,471)	(204,635)
Proceeds from the sale of short-term investments	642,196	136,735
Investment in restricted cash	—	—
Purchases of property and equipment	(437,592)	(42,973)
Payments for other long-term assets	(14,961)	(480)
ASA acquisition	(249,068)	—
Proceeds from sales of equipment	12	838

Net cash used in investing activities	(676,884)	(110,515)

Cash Flows from Financing Activities
Proceeds from long-term debt	497,480	—
Principal payments on long-term debt	—	—
Net proceeds from the issuance of shares of common stock	—	233,170
Net proceeds from the issuance of stock options and warrants	4,126	368
Excess tax benefits from share-based payment arrangements	8,480	1,320
Debt issuance costs paid	(11,456)	(1,172)

Net cash provided by financing activities	498,630	233,686

Net increase (decrease) in cash and cash equivalents	(139,207)	220,435

Cash and Cash Equivalents
Beginning	250,149	29,714

Ending	$110,942	$250,149

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